As filed with the Securities and Exchange Commission on December 5, 2006

Registration No. 33-____________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________

Material Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-4622822 (I.R.S. Employer Identification No.)

11661 San Vicente Boulevard, Suite 707
Los Angeles, California  90049
(Address of Principal Executive Offices, Including Zip Code)
____________________

2006/2007 Non-Qualified Company Stock Grant and Option Plan
(Full Title of the Plan)
____________________

Robert M. Bernstein
11661 San Vicente Boulevard, Suite 707
Los Angeles, CA  90049
(310) 208-5589
(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

Brian A. Lebrecht, Esq.
The Lebrecht Group, APLC
9900 Research Drive
Irvine, California 92618
(949) 635-1240

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	3,000,000	$6.00	$18,000,000	$1,926.00
Total Registration Fee	3,000,000	$6.00	$18,000,000	$1,926.00

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the closing bid and ask-prices as reported by the NASDAQ Over-The-Counter Bulletin Board on November 30, 2006. Offering price per share adjusted due to 1-for-300 reverse stock split.

(2)	The securities to be registered represent shares of Common Stock reserved for issuance under the Material Technologies, Inc. 2006/2007 Non-Qualified Company Stock Grant and Option Plan (the “Plan”). Pursuant to Rule 416, shares of Common Stock of the Company issuable pursuant to the exercise of awards granted or to be granted under the Plan in order to prevent dilution resulting from any future stock split, stock dividend, or similar transaction, are also being registered hereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(i)	The Registrant’s Annual Report dated February 8, 2006 on Form 10-KSB filed with the Commission on February 10, 2006.

(ii)	The Registrant’s Quarterly Report dated May 15, 2006 on Form 10-QSB filed with the Commission on May 15, 2006.

(iii)	The Registrant’s Quarterly Report dated August 18, 2006 on Form 10-QSB filed with the Commission on August 21, 2006.

(iv)	The Registrant’s Quarterly Report dated November 13, 2006 on Form 10-QSB filed with the Commission on November 14, 2006.

(v)	All other reports and documents previously and subsequently filed by the Registrant before and after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

The Company’s authorized capital stock consists of 600,000,000 shares of Class A Common Stock, 600,000 shares of Class B Common Stock, and 50,000,000 shares of preferred stock, par value $0.001.

The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote, except the election of directors, where each shareholder has cumulative voting rights.  The holders of Class B Common Stock are entitled to 2,000 votes for each share held of record.

The holders of Common Stock are entitled to receive, ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefore.  The current policy of the Board of Directors, however, is to retain earnings, if any, for the operation and expansion of the Company’s business.

Upon liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

The holders of Common Stock do not have preemptive, subscription, redemption or conversion rights under the Company’s Articles of Incorporation, as amended.  There are no redemption or sinking fund provisions applicable to the Common Stock.  The outstanding shares of Common Stock are fully paid and nonassessable.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by The Lebrecht Group, APLC, counsel to the Company.

The Lebrecht Group, APLC, and its principals, own 786,000 shares of Material Technologies, Inc. Class A common stock as of November 30, 2006.

Item 6.  Indemnification of Directors and Officers.

The Corporation Laws of the State of Delaware and the Company’s Bylaws provide for indemnification of the Company’s Directors for liabilities and expenses that they may incur in such capacities.  In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.  Furthermore, the personal liability of the Directors is limited as provided in the Company’s Articles of Incorporation.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

3.1 (1)	Certificate of Incorporation of Material Technologies, Inc.

3.2 (2)	Certificate of Amendment to Certificate of Incorporation of Material Technologies, Inc. dated as of February 16, 2000

3.3 (2)	Certificate of Amendment to Certificate of Incorporation of Material Technologies, Inc. dated as of July 12, 2000

3.4 (2)	Certificate of Amendment to Certificate of Incorporation of Material Technologies, Inc. dated as of July 31, 2000

3.5 (3)	Amended and Restated Certificate of Incorporation of Material Technologies, Inc., dated as of September 12, 2003

3.6 (4)	Certificate of Amendment to Certificate of Incorporation of Material Technologies, Inc. dated May 31, 2006

3.7 (4)	Certificate of Amendment to Certificate of Incorporation of Material Technologies, Inc. dated October 25, 2006

3.8 (1)	Bylaws of Material Technologies, Inc.

4.1	Material Technologies, Inc. 2006/2007 Non-Qualified Company Stock Grant and Option Plan (the “Plan”)

4.2	Form of Non Statutory Stock Option Agreement relating to options granted under the Plan.

4.3	Form of Common Stock Purchase Agreement relating to stock granted under the Plan

5.1	Opinion of The Lebrecht Group, APLC

23.1	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1)

23.2	Consent of Corbin & Company, LLP

(1)	Incorporated by reference from our Registration Statement on Form S-1 filed with the Commission on April 30, 1997.

(2)	Incorporated by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2000, and filed with the Commission on March 30, 2001.

(3)	Incorporated by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2003 and filed with the Commission on April 9, 2004.

(4)	Incorporated by reference from our Current Report on Form 8-K dated November 8, 2006 and filed with the Commission on November 8, 2006.

Item 9.   Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 1, 2006.

Material Technologies, Inc.
(Registrant)

Dated: December 1, 2006	/s/ Robert M. Bernstein
Robert M. Bernstein, President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: December 1, 2006	/s/ William I. Berks
William I. Berks
Director

Dated: December 1, 2006	/s/ Joel Freedman
Joel Freedman
Director

Dated: December 1, 2006	/s/ John Goodman
John Goodman
Director